EXHIBIT 10(a)

 IB's EXECUTIVE OFFICERS' DEFERRED COMPENSATION PLANS
      The Board of Directors of IB adopted three unfunded Executive Deferred Compensation plans which allowed officers and key employees selected by a Management Committee appointed by the Board of Directors to defer part of their annual salary. The first plan began in 1983 and allowed a one time deferral of up to 50% in that year and each of the other two plans allowed a one time deferral of up to 20% in 1984 and 1986, respectively. These plans provide benefit payments in amounts related to salary deferred by each participant and accrual of interest at an above market rate. Income tax on deferred amounts is payable upon receipt of payments under the plans. A participant must continue to be employed by IB until age 65 or be eligible for early retirement under IB's Employer's Retirement Income Plan in order to receive full supplemental retirement benefits. If a participant's employment terminates prior to attaining age 65 or the applicable early retirement age, the participant will receive reduced benefit payments related to salary deferred and the duration of plan participation. The addition of similar plans in the future is subject to election by the Board of Directors of IB and voluntary participation.